                                                                    Exhibit 10.1



                           WORLDWIDE LICENSE AGREEMENT


This WORLDWIDE LICENSE AGREEMENT (this "License Agreement"), effective as of September 25, 2001 (the "Effective Date"), is between BRACCO IMAGING S.P.A., an Italian corporation having a principal place of business at Via Egidio Folli, n. 50, 20134 Milan ("Bracco"), on one side; and EPIX MEDICAL, INC., a Delaware corporation, having a principal place of business at 71 Rogers Street, Cambridge, MA 02142, USA ("EPIX"), on the other side. Bracco and EPIX may be referred to separately as a "Party" or collectively as the "Parties."

                                    RECITALS

         WHEREAS, EPIX has certain rights under certain patents and patent applications owned by The General Hospital Corporation, doing business as Massachusetts General Hospital ("GH"), pursuant to an Amended and Restated License Agreement dated July 10, 1995, as amended, between EPIX and GH;

         WHEREAS, Bracco possesses certain rights relating to Licensed Product(s) (defined below);

         WHEREAS, the Parties are involved in several disputes now pending before European and Japanese authorities with respect to Licensed Products and Licensed Patents (defined below);

         WHEREAS, the Parties have agreed to resolve the several disputes now pending before European and Japanese authorities as more fully set forth in a Settlement and Release Agreement dated September 25, 2001;

         WHEREAS, EPIX is willing to grant Bracco a worldwide nonexclusive sublicense under the Licensed Patents and a worldwide nonexclusive license under the EPIX Patents (defined below); and

         WHEREAS, Bracco is willing to accept from EPIX a worldwide nonexclusive sublicense under the Licensed Patents and a worldwide nonexclusive license under the EPIX Patents.

         NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this License Agreement, the Parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this License Agreement, the terms defined in this Article shall have the meanings specified below. These terms are intended to encompass both the singular and plural forms.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         1.1 "AFFILIATE" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with a Party to this License Agreement. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation. For the purposes of this definition, Bracco Affiliates shall include those Affiliates that are, or will become, Sublicensees of this Worldwide License Agreement and shall initially include the entities identified on Exhibit 1 and any future similarly organized Bracco Affiliates.

         1.2 "BRACCO" shall mean Bracco identified as a Party above.

         1.3 "BRACCO NET SALES" shall mean the amounts invoiced or otherwise charged on the sales of Licensed Products by Bracco or its Affiliates to Unaffiliated Third Parties in bona fide arms' length transactions: less (a) trade, cash and quantity discounts, including charge backs, rebates, premiums, allowances and any other deduction actually granted to the Unaffiliated Third Parties; (b) sales and excise taxes and duties and any other governmental charges imposed upon the importation, use or sale of the Licensed Products actually charged to the Unaffiliated Third Parties; (c) freight, insurance and other transportation charges actually charged to the Unaffiliated Third Parties;
(d) amounts repaid or credited by reason of rejections, defects, outdating, price differences, recalls or returns, or because of retroactive price reductions, or due to governmental laws or regulations requiring rebates actually granted to the Unaffiliated Third Parties; and (e) a three percent (3%) flat deduction to cover other expenses and deductions not otherwise accounted for. Except pursuant to 1.3(e), any and all deductions used in the calculations of Bracco Net Sales are allowable only to the extent that they have already been included in the amounts invoiced or otherwise charged or granted on the sales of Licensed Products by Bracco or its Affiliates to Unaffiliated Third Parties in bona fide arms' length transactions. Calculations of Bracco Net Sales shall be in accordance with generally accepted accounting standards of the countries in which the Licensed Products are sold. No deductions of any kind whatsoever shall be made in respect of sales of Licensed Products made prior to January 1, 2001, as the royalties in respect of such sales have been determined solely in accordance with Section 2.4(a) hereof.

         1.4 "EPIX" shall mean EPIX identified as a Party above and any EPIX Affiliate.

         1.5 "EPIX PATENTS" shall mean any and all patents and patent applications covering the Licensed Products, other than the Licensed Patents, that are currently or may hereafter be owned, obtained, acquired, purchased by or licensed to, with a right to sublicense, or in any way under the control or at the disposal of EPIX, including any division, renewal, continuation, continuation-in-part, extension, reissue, reexamination, substitution, confirmation, registration, revalidation, supplementary protection certificate or any extension or additions thereto.

         1.6 "FDA APPROVAL" shall mean that a Licensed Product has been approved for immediate nationwide sale by the U.S. Food and Drug Administration.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

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         1.7 "LICENSED PATENTS" shall mean all patents and patent applications owned by GH listed on Exhibit 2 of this License Agreement and licensed to EPIX, including any division, renewal, continuation, continuation-in-part, extension, reissue, reexamination, substitution, confirmation, registration, revalidation, supplementary protection certificate or any extension or additions thereto.

         1.8 "LICENSED PRODUCTS" shall mean any pharmaceutical product or formulation sold by Bracco or its Affiliates comprising the drug substance having the chemical name (4-carboxy-5, 8, 11-tris (carboxymethyl)-1-phenyl-2-oxa-5, 8, 11-triazatridecan-13-oato (5-)) gadolinate (2-) dihydrogen, including but not limited to the product identified by Bracco's trademark "MultiHance" and having the CAS Registry Number 127000-20-8; and intermediates used in making, methods of preparing and methods of using such product or formulation, that, absent the license provided in this License Agreement, would be an infringement of a Valid Claim of the Licensed Patents.

         1.9 "NAMED ENTITIES" shall mean those entities involved in the actions/disputes described in Exhibit 4 of the S/R Agreement, excluding EPIX and GH.

         1.10 "PRIME RATE" shall mean the prime rate of interest as published in the Wall Street Journal on the first business day of each calendar quarter.

         1.11 "S/R AGREEMENT" shall mean the Settlement and Release Agreement entered into by EPIX, Bracco and GH on September 25, 2001.

         1.12 "SUBLICENSEE" shall mean an Affiliate of Bracco who obtains a sublicense under the Licensed Patents pursuant to Section 2.2 of this License Agreement.

         1.13 "TERRITORY" shall mean any country in the world in which a Licensed Patent has issued and a Valid Claim is in effect. Exhibit 5 lists the countries in which a Licensed Patent has issued with reference to the time of execution of this Agreement.

         1.14 "THIRD PARTIES" shall mean any entities other than EPIX, Bracco or a Bracco Affiliate.

         1.15 "UNAFFILIATED THIRD PARTIES" shall mean any Third Party and shall include without limitation the joint venture partner, company or other entity that also has non-controlling outstanding equity securities of a Bracco Affiliate or has a non-controlling interest in the net assets or profits of an entity which is a Bracco Affiliate, such as Eisai Ltd. Co. or Byk Gulden Lomberg Chemische Fabrik, GmbH or is a parent or affiliate of such entity.

         1.16 "VALID CLAIM" shall mean a claim in an issued, unexpired Licensed Patent as so provided for by this License Agreement, that, absent the license provided in this License Agreement, would be infringed by the Licensed Products, that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been revoked, held invalid, or declared unpatentable or unenforceable in


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, or (iv) is not lost through an interference proceeding.

         1.17 "LICENSE AGREEMENT" shall mean this Worldwide License Agreement between Bracco and EPIX, as of its Effective Date.

                                   ARTICLE 2

   WORLDWIDE NONEXCLUSIVE SUBLICENSE UNDER THE LICENSED PATENTS AND WORLDWIDE
                   NONEXCLUSIVE LICENSE UNDER THE EPIX PATENTS

         2.1 GRANT OF LICENSE. EPIX hereby grants to Bracco, and Bracco hereby accepts, a worldwide nonexclusive sublicense under the Licensed Patents and a worldwide nonexclusive license under the EPIX Patents to conduct research and to develop, use, make, have made, import or export, manufacture, have manufactured, offer for sale, sell and/or have sold, advertise and promote the Licensed Products in the Territory. It is agreed and understood that decisions regarding such activities will be made by Bracco at its sole discretion. Bracco has received approval for marketing Licensed Products in the Territory in the countries of Austria, Belgium, France, Germany, Italy, Luxembourg, Sweden, The Netherlands and the United Kingdom, and shall provide written notice to EPIX within thirty (30) days from the approval date if and when Licensed Products are approved for marketing in any other country in the Territory.

         2.2 SUBLICENSES. Bracco shall have the limited right to grant sublicenses under the Licensed Patents and the EPIX Patents as set forth in
Section 2.1 hereof solely to Bracco's Affiliates. Bracco has listed its current Sublicensees on Exhibit 1 and shall provide EPIX with an updated list quarterly of the names and addresses of all newly appointed Sublicensees.

         2.3 UPFRONT AND LICENSE FEES. In consideration for the sublicense granted in Section 2.1 and the right to grant sublicenses granted in Section 2.2 hereof, Bracco shall pay EPIX within thirty (30) days following the execution of this License Agreement, but in no event later than September 27, 2001:

         (a) a non-refundable license fee of $2,000,000;

         (b) a fee of $3,000,000 as an advance payment for MultiHance FDA Approval Milestone Payment subject to Section 2.5;

         (c) a fee of $3,000,000 that is an advance payment to be treated as a credit against the Threshold royalty payments pursuant to Section 2.4(b); and

         (d) a fee of $1,000,000 that is an advance payment against future royalty payments subject to Section 2.4(c).

         2.4 ROYALTIES AND CREDIT AGAINST FUTURE ROYALTY PAYMENTS. In further consideration of the license granted in Sections 2.1 and 2.2 hereof, Bracco shall pay EPIX:


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         (a) $1,000,000 within thirty (30) days following the execution of this License Agreement, but in no event later than September 27, 2001, as full, non-refundable payment for royalties due on Bracco Net Sales prior to January 1, 2001;

         (b) for the Licensed Products sold by Bracco or a Bracco Affiliate to an Unaffiliated Third Party in the Territory that are covered by a Valid Claim in such Territory (only one royalty shall be payable for each Licensed Product irrespective of the number of Valid Claims in each country and payment of such royalty for each Licensed Product shall end all further royalty obligations therefor including, without limitation, any obligation of distributors or customers of Bracco or its Affiliates), a royalty in an amount equal to:

                  (i) [ * ] of Bracco Net Sales for the first [ * ] (hereinafter the "Threshold") of Bracco Net Sales made on or after January 1, 2001, but, as a consequence of the credit against future royalties provided for in Section 2.3 (c), the actual royalty to be paid shall be [ * ] of Bracco Net Sales until the achievement of the Threshold, calculated as follows:

                           Threshold Royalty Obligation: [ * ] x [ * ] = [ * ]

                           Less Pre-Payments: [ * ] - [ * ] = [ * ]

                           Threshold Calculated Royalty after Pre-Payments:
                           [ * ]:

                           Calculated Threshold Royalty Rate = [ * ] / [ * ] = [ * ] [ * ]

                  (ii)     [ * ] of Bracco Net Sales in excess of the Threshold.


         Except as otherwise provided for in this License Agreement, it is, however, agreed and understood that royalties on Bracco Net Sales in any country as provided for in this Section 2.4 shall be due to EPIX until the date of expiration in such country of the last to expire Valid Claim of the Licensed Patents covering the Licensed Products, with no royalties due thereafter on such Bracco Net Sales.

         (c) Beginning on the date following receipt by EPIX of the funds set forth in Section 2.3(d) ($1,000,000) and continuing until December 31, 2004, Bracco shall be granted a quarterly credit to royalties due pursuant to Section 2.4(b) equal to the amount set forth in Section 2.3(d) ($1,000,000) multiplied by the Prime Rate plus [ * ] multiplied by the number of days such funds were outstanding during the quarter divided by the total number of days in a year
(365).

                  EXAMPLE: $1,000,000 IS OUTSTANDING FOR THE THIRD QUARTER AND PRIME RATE IS 7%

                  Calculation: ($1,000,000 x [ * ]) x (92/365) = [ * ] royalty credit

In the event that the royalty credit calculated herein exceeds the actual royalty due pursuant to Section 2.4(b), such excess shall be carried forward to the next quarterly period and applied to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

such future royalty due. In the event that an excess of such royalty credit exists on December 31, 2004, EPIX shall, within ten (10) days after receipt of the information from Bracco as set forth in Section 2.6, refund such excess to Bracco.

         (d) Beginning on January 1, 2005, Bracco shall have the right to offset the amount set forth in Section 2.3 (d) (i.e. $1,000,000) against royalties due to EPIX pursuant to Section 2.4(b).

         2.5 MULTIHANCE FDA APPROVAL MILESTONE PAYMENT.

         (a) Except as set forth in Section 2.5 (c), in the event that a Licensed Product receives FDA Approval prior to June 30, 2003, and provided that upon the receipt of such FDA approval, at least one Valid Claim covering such approved Licensed Product is in full force and effect in the United States, then the fee set forth in Section 2.3(b) shall be treated as a non-refundable license fee as of the date of such FDA approval.

         (b) Except as provided in Section 2.5 (c), in the event that FDA Approval for a Licensed Product is not obtained prior to June 30, 2003, then Bracco shall have the right to offset the amount set forth in Section 2.3(b) (i.e., $3,000,000) against future royalties due pursuant to Section 2.4 (b) as calculated on Exhibit 3 until either (i) the full offset of the $3,000,000 or
(ii) the date on which FDA Approval for a Licensed Product is received. It is agreed, however, that, upon the receipt of FDA Approval for a Licensed Product, provided that at the time of the FDA Approval at least one Valid Claim covering such approved Licensed Product is in full force and effect in the United States, then the fee set forth in Section 2.3(b) shall be treated as a non-refundable license fee as of the date of such FDA Approval. If, at such FDA Approval date, Bracco has offset any amounts pursuant to Section 2.3(b), then within ten (10) days of the date such FDA Approval is received, Bracco will pay EPIX an amount equal to the amount that Bracco has offset from royalties due through the date of receipt of such FDA Approval pursuant to this Section 2.5(b). In the event that the $3,000,000 has been offset in full, Bracco will pay EPIX $3,000,000.

         (c) In the event that a decision of a court or other body of competent jurisdiction determines the unenforceability or invalidity of all the claims of the Licensed Patents covering the Licensed Products for which FDA Approval is being sought in the United States prior to the date on which FDA Approval for such Licensed Product is received, then (i) the payments made pursuant to
Section 2.3(b) shall not be treated as a non-refundable license fee as provided for in Section 2.5(a) and (ii) Bracco shall be able to continue to take or commence taking the offsets provided for in Section 2.5(b) until and unless at least one claim covering the Licensed Products is ultimately reinstated in a final appeal as a valid and enforceable claim, at which time Bracco's obligations pursuant to the provisions of Sections 2.5(a) and (b) shall be reinstated.

         (d) Beginning on the date following receipt by EPIX of the funds set forth in Section 2.3(b) ($3,000,000) and continuing until the earlier of FDA Approval of a Licensed Product or June 30, 2003, Bracco shall be granted a quarterly credit to royalties due pursuant to Section 2.4(b) equal to the amount set forth in Section 2.3(b) ($3,000,000) multiplied by the Prime Rate

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

plus [ * ] multiplied by the number of days such funds were outstanding during the quarter divided by the total number of days in a year (365).

                  EXAMPLE: $3,000,000 IS OUTSTANDING FOR THE THIRD QUARTER AND PRIME RATE IS 7%

                  Calculation: ($3,000,000 x .[ * ]) x (92/365) = [ * ] royalty credit

In the event that the royalty credit calculated herein exceeds the actual royalty due pursuant to Section 2.4(b), such excess shall not be refundable by EPIX during such quarter but, instead shall be carried forward to the next quarterly period and applied to such future royalty due. In the event that an excess of such royalty credit exists on December 31, 2005, EPIX shall within ten
(10) days of receipt of the information from Bracco as set forth in Section 2.6, refund such excess to Bracco.

         2.6 STATEMENT AND REMITTANCE. Beginning with the calendar quarter ending on March 31, 2001 and continuing on a country-by-country basis, until the last to expire of the Licensed Patents, within sixty (60) days after the end of each calendar quarter (except with respect to the quarters ended March 31 and June 30, 2001, for which sums due shall be paid within thirty (30) days of the execution of this License Agreement, but in no event later than September 27,
2001), Bracco shall send royalty payments to EPIX along with a detailed written statement of all information relevant to the calculation of Bracco Net Sales and royalty payments on a country-by-country basis, including the units of Licensed Products sold and credits made as permitted in the relevant calendar quarter for which royalties are payable and the amount of royalties due according to Section
2.4 above.

         2.7 PAYMENT IN ESCROW. If a decision of a court or other body of competent jurisdiction determines the unenforceability or invalidity of all of the claims of the Licensed Patents in a country in the Territory resulting in there being no Valid Claims remaining in that country covering the Licensed Products, then the amount of royalties to be paid to EPIX by Bracco in respect of Bracco Net Sales in that country pursuant to Section 2.4(b) thereafter will be put in escrow by Bracco awaiting a final decision by a court from which no appeal may be taken. In the event that the Threshold has not been achieved, only the actual royalty of [ * ] will be payable into the escrow account. Any royalties paid by Bracco to EPIX for any period during which a Valid Claim in a country is in full force and effect, prior to an adjudication of invalidity or unenforceability by a court or other body of competent jurisdiction, shall be nonrefundable

         2.8 RECORDS. Bracco and its Sublicensees shall keep accurate records with respect to all Licensed Products sold hereunder in sufficient detail to enable EPIX to determine the amount of royalties that are due and payable hereunder. Records shall be kept at their principal place of business and be open during reasonable business hours, for a period of three (3) years from the end of the calendar year to which such royalties apply, for examination at EPIX' expense by a certified public accountant selected by EPIX (subject to Bracco's consent, such consent not to be unreasonably withheld or delayed), for the sole purpose of verifying the correctness of calculations and classifications of Bracco Net Sales under this License Agreement. Records per each calendar year shall be audited only once. EPIX shall bear its own costs related to such


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

audit; provided, that, for any underpayments greater than five percent (5%) of annual royalties payable by Bracco, Bracco shall pay EPIX the amount of underpayment, together with interest at the Prime Rate plus five percent (5%), as determined in accordance with Section 1.7 above, from the time the amount was due and EPIX' out-of-pocket expenses related to the audit. For any underpayments less than five percent (5%) of annual royalties payable found under this Section, Bracco shall pay EPIX the amount of the underpayment plus interest at the Prime Rate from the time the amount was due. Any overpayments by Bracco will be refunded to Bracco or credited to future payments by Bracco to EPIX, at Bracco's election. Any records or accounting information received from Bracco shall be Confidential Information of Bracco for purposes of Article 4. Results of any such audit shall be provided to both Parties and GH, and shall be Confidential Information of Bracco for purposes of Article 4.

         2.9 TERMS OF PAYMENTS. All payments shall be made in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last business day of the calendar quarter preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree. Each Party shall deduct any taxes which the Party is obligated to pay and/or withhold in its country on the payments due under this License Agreement and pay them to the proper authorities as required by applicable laws. Calculations of such taxes shall be consistent with Exhibit 6, but in no event shall such calculations be inconsistent with any change in the existing law. Therefore, it is agreed and understood that any amount paid under this License Agreement is net of any such tax. Each Party shall maintain official receipts of payment of any such taxes and forward these receipts to the other within sixty
(60) days and shall provide reasonable assistance to the other Party in obtaining any credit or refund of such taxes.

         2.10 PAYMENTS' ACCOUNTS. The payments due by Bracco to EPIX according to Section 2.3, 2.4 and 2.5 of this License Agreement shall be made by wire transfer to EPIX using the following wiring instructions;

                           [ * ]

                           Credit to:
                           [ * ]

                           Further credit to;
                           [ * ]

         2.11 EPIX PATENTS. Within ninety (90) days of the expiration of the last to expire claim of the Licensed Patents covering the Licensed Products, the Parties shall meet to discuss existing patents of interest to both Parties, including but not limited to the EPIX Patents. In the event that Bracco expresses an interest at the meeting in acquiring a license to any patents owned or controlled by EPIX which otherwise haven't been exclusively licensed to a Third Party, other than the EPIX Patents, the Parties shall negotiate in good faith commercially reasonable terms

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

for such a license. With respect to the EPIX Patents only, in the event EPIX believes that one or more of the EPIX Patents covers the Licensed Products, it shall inform Bracco in writing at least ninety (90) days prior to the meeting and Bracco shall inform EPIX at least fifteen (15) days prior to the meeting if it wishes to continue its license to one or more EPIX Patents. In the event that Bracco expresses its wishes to continue the license to one or more of the EPIX Patents, the Parties shall negotiate in good faith commercially reasonable terms for such a license. Bracco may continue the license to one or more of the EPIX Patents at a royalty up to and including [ * ] of Bracco Net Sales of the Licensed Products covered by the EPIX Patents PROVIDED THAT EPIX, at its sole discretion, may reject any offer by Bracco to pay EPIX royalties of less than [
* ] of Net Sales of the Licensed Products. However, it is understood that EPIX shall, at the request of Bracco, be obligated to continue the license granted herein to the Epix Patents under the same terms and conditions herein, PROVIDED THAT Bracco is willing to pay a royalty of [ * ] as the sole payment terms and conditions. In the event that the Parties are unable to reach an agreement on the terms for a continuation of the license for one or more EPIX Patents pursuant to this Section 2.11 within ninety (90) days from the date of the meeting, then the negotiation period shall be extended for an additional ninety
(90) days, after which time any and all licenses for EPIX Patents granted hereunder shall immediately terminate if an agreement is not reached.

                                   ARTICLE 3

                          WARRANTIES & REPRESENTATIONS

         3.1 Each Party makes the following warranties and representations to the other Parties:

                  - CORPORATE POWER. Each Party is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is organized and has all requisite power and authority to enter into and perform this License Agreement and the transactions contemplated hereby and to require its Affiliates to abide by its terms and conditions.

                  - DUE AUTHORIZATION. The execution, delivery and performance of this License Agreement have been duly authorized by all necessary corporate action on the part of each Party; no consent of any Third Party is needed to enter into this License Agreement.

                  - BINDING AGREEMENT. This License Agreement is and shall be a legal and valid obligation binding upon each of the Parties, enforceable in accordance with their respective terms.

                  - NO CONFLICT. None of the Parties has or will enter into any agreement that would interfere with the rights, licenses and privileges granted under this License Agreement. The execution, delivery and performance of this License Agreement and the consummation of the transactions contemplated hereby do not and will not violate the provisions of any


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

                           Party's certificate of incorporation or bylaws or similar type documents or the provisions of any note, lease, license permit or other instrument or obligation or violate any law, order, rule or regulation applicable to it or conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         3.2 EPIX WARRANTIES & REPRESENTATIONS. EPIX represents and warrants to Bracco that:

                  (i) it has a valid interest in the Licensed Patents and, subject to the rights of the U.S. Government under 35 U.S.C. Sections 202, et seq., has the exclusive right to sublicense such Licensed Patents to other entities, including Bracco;

                  (ii) it has not assigned, conveyed or otherwise encumbered and will not do so for the life of this License Agreement by any written or oral agreement or otherwise any interest in the Licensed Patents or the EPIX Patents in a way that would preclude, diminish or limit Bracco's ability to use the Licensed Patents or EPIX Patents to practice, exploit and benefit from the manufacture, use or sale of Licensed Products;

                  (iii) to its knowledge after reasonable inquiry, no person has asserted or made any claim or challenge to GH's right to license the Licensed Patent rights to EPIX or any claim or challenge to EPIX' right to sublicense the Licensed Patents;

                  (iv) it has not transferred any rights in any of the currently pending litigations or oppositions to an Affiliate or another entity, that it will not apply for or request from Bracco, its Affiliates, any Named Entities or any other legal body any reimbursement of legal fees or court costs related to any legal proceeding described therein;

                  (v) it has made a full, complete and accurate disclosure of all non-privileged written material in their possession and not publicly available regarding the ownership, validity and enforceability of the Licensed Patents to Bracco; and

                  (vi) it has no patents or patent applications pending or issued or license rights that cover the formulations of the Licensed Products, nor to the best of its knowledge, intermediates used in making Licensed Products, methods of preparing Licensed Products or methods of using Licensed Products for magnetic resonance imaging the liver or central nervous system other than those set forth on Exhibit 2 hereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         3.3 BRACCO WARRANTIES & REPRESENTATIONS. Bracco represents and warrants to EPIX that:

                  (i) it has the full authority and necessary power of attorney to act and execute the S/R Agreement on behalf of its Affiliates and has the full authority to terminate, in their entirety, all current actions or legal proceedings instituted by all the Named Entities with regard to all litigations or actions in disputes with EPIX and GH, and the S/R Agreement is binding and enforceable with respect to Bracco and its Affiliates;

                  (ii) to its knowledge after reasonable inquiry, the terms of all sublicense agreements between Bracco and its Sublicensees under Section 2.2 are in all material respects not inconsistent with the terms and conditions of this License Agreement; and

                  (iii) it has not transferred any rights in any of the currently pending litigations or oppositions to an Affiliate or another entity, that it will not apply for or request from EPIX, GH or any legal body any reimbursement of legal fees or court costs related to any legal proceeding described therein.

                                    ARTICLE 4

                                 CONFIDENTIALITY

         4.1 During the term of this License Agreement and for a period of five
(5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence the information received by the other Party, including but not limited to that relating to the terms and conditions of this License Agreement, and shall not disclose, use or grant the use of such information of the other Party, except on a need-to-know basis to such Party's or its Affiliates' directors, officers and employees, and such Party's consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such Party's activities as expressly authorized by this License Agreement. To the extent that disclosure to any person is authorized by this License Agreement, prior to disclosure, a Party shall advise such person of the confidential nature of such information and not to disclose, use or grant the use of the information of the other Party except as expressly permitted and under this License Agreement. The confidentiality obligations under this Section 4.1 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction.

         4.2 The Parties agree that press releases and other announcements to be made by either of them in relation to this License Agreement shall be subject to the written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent that any such press release is required to be made by law and the consent of the other Party is not obtained after reasonable efforts to do so. EPIX intends to issue a press release immediately


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

following the execution of this License Agreement, the form and content of which shall be in the form and in the substance similar to the one attached to this License Agreement as Exhibit 4.

                                   ARTICLE 5

                                 INDEMNIFICATION

         5.1 With respect to each Licensed Product:

         (a) Bracco (the "Indemnifying Party") hereby agrees to save, defend and hold EPIX and its officers, directors, consultants, agents and employees (the "Indemnified Party") harmless from and against any and all suits, claims, demands, liabilities, expenses and/or losses, including reasonable attorneys fees (collectively, "Losses" or "Loss") from a Third Party claim, resulting from or arising out of the research, development, use, import or export, manufacture, sale, advertisement or promotion of a Licensed Product, except to the extent such Losses result from or arise out of the inaccuracy of any representation or warranty of EPIX set forth in this License Agreement, or the negligence or willful misconduct of EPIX, in which case EPIX hereby agrees to save, defend and hold Bracco and its officers, directors, consultants, agents and employees harmless from any and all such Losses. Under these circumstances, EPIX shall be the Indemnifying Party, Bracco and its officers, directors, consultants, agents and employees shall be considered the Indemnified Party and the provisions of
Section 5.1(b) shall apply accordingly.


         (b) Each Indemnified Party agrees to give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Section 5.1. Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. With respect to any Loss relating solely to the payment of money damages and which will not result in the Indemnified Party becoming subject to the injunctive or other relief and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. The Indemnifying Party shall obtain the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the Indemnified Party which is reached without the written consent of the Indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by the Indemnified Party in connection with any Loss, shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest that it is ultimately not to be obligated to indemnify the Indemnified Party.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         The Indemnified Party acknowledges and agrees that in case any potential Loss arises, it shall refrain from taking any action of any nature whatsoever, including without limitation contacting the opposing Third Party, the opposing Third Party's lawyer or making any public declaration on the matter, without having previously obtained the Indemnifying Party's written approval.

         5.2 If Bracco becomes aware that a Third Party may be infringing one or more claims of the Licensed Patents or the EPIX Patents, Bracco shall give prompt written notice to EPIX describing to its best information the product it believes may be infringing such Patents and its impact on Bracco or Bracco Affiliate sales of the Licensed Products in a particular country. In the event, and after consultations between Bracco and EPIX, from a reasonable business and scientific judgment, such infringement represents a serious competitive threat to the manufacture, use and/or sale of the Licensed Products under the Licensed Patents or the EPIX Patents, EPIX shall enforce the Licensed Patents or the EPIX Patents.

                                   ARTICLE 6

                            DURATION AND TERMINATION

         6.1 DURATION. This License Agreement shall come into effect as of the Effective Date and shall remain in full force and effect in each country in the Territory until the date of expiration in such country of the last to expire of any patent that is a Licensed Patent and that contains a Valid Claim that covers a Licensed Product.

         6.2 TERMINATION OF THIS LICENSE AGREEMENT. This License Agreement may be terminated by either EPIX or Bracco upon thirty (30) days notice in the event of (i) a material breach by the other Party or (ii) bankruptcy, insolvency, dissolution or winding up of the other Party (a "Bankruptcy Event"), except, in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing. No Party shall have the right to terminate this License Agreement for a material breach without first giving written notice to the other Party setting forth in such notice the details of the material breach and giving such other Party the right to cure such breach within thirty (30) days (ten (10) days in the case of a failure to make a payment on time). In the event that such other Party believes that the breach set forth in the notice has not occurred or is not a material breach, such other Party shall give written notice to the notifying Party of the basis for its position within such thirty (30) day period. In the event there is a dispute between the Parties as to whether a breach has occurred, no Party shall have the right to terminate this License Agreement without first following the procedures for dispute resolution set forth in Sections 7.4, 7.5 or 7.6. In no event shall any dispute as to the infringement of a Valid Claim of any Licensed Patent in any country or as to the validity or enforceability of a Valid Claim of any Licensed Patent be deemed a material breach of this License Agreement.

         6.3 In the event that Bracco or Bracco Affiliate challenges the validity or enforceability of a Valid Claim of any Licensed Patent, then (i) all amounts paid or payable to EPIX under Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d) and 2.4 (a) shall be immediately due, payable


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

and non-refundable and, if already paid shall be non-refundable, and (ii) the royalty rate under Section 2.4(b) shall be [ * ] as of the date such challenge was commenced.

         6.4 CONSEQUENCES OF TERMINATION OF LICENSE AGREEMENT.

         6.4.1 EXISTING OBLIGATIONS. (a) Other than for termination of this License Agreement pursuant to Section 6.2(i), the expiration or termination of this License Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.

               (b) Notwithstanding anything to the contrary, in case of termination of this License Agreement for any reason whatsoever but for the termination by EPIX pursuant to Section 6.2(i), if Bracco upon termination has still, in part or in full, a credit towards EPIX with respect to the fees paid by Bracco pursuant to Section 2.3(b), 2.3 (c) and Section 2.3(d), then, subject to the terms of Section 6.3 hereof, EPIX shall refund Bracco any such fee or a portion thereof not yet offset by Bracco as well as any excess credit royalties pursuant to Sections 2.4 (c), 2.5 (b) and 2.5 (d).

               (c) Any refund or reimbursement of any amounts by EPIX to Bracco under the terms of this Agreement shall be net of any taxes paid by or withheld on behalf of EPIX at the time of the initial payment of such amounts by Bracco to EPIX. To the extent that EPIX is able to obtain a refund of such paid or withheld taxes, EPIX shall pay such refunded amounts to Bracco.

         6.4.2 DISPOSITION OF INVENTORY OF THE LICENSED PRODUCTS. (i) Bracco may dispose of its inventory of the Licensed Products on hand as of the effective date of termination, and may fill any orders for the Licensed Products accepted prior to the effective date of termination, for a period of twenty-four (24) months after the effective date of termination and (ii) within thirty (30) days after disposition of such inventory and fulfillment of such orders (and in any event within twenty-four (24) months after termination), Bracco will forward to EPIX a final report containing the details required by Section 2.6 hereof and pay EPIX royalties due on all Bracco Net Sales payable for such period.

         6.4.3 EFFECT OF TERMINATION BY BRACCO. In the event that this License Agreement is terminated by Bracco pursuant to the terms hereof or EPIX has breached this License Agreement pursuant to Section 6.2.(i), Bracco shall be entitled to claim from EPIX in a court of competent jurisdiction all damages or other relief which would otherwise be available to Bracco at law or in equity.

         6.4.4 EFFECT OF TERMINATION BY EPIX. In the event that this License Agreement is terminated by EPIX pursuant to the terms hereof or Bracco has breached this License Agreement pursuant to Section 6.2.(i), EPIX shall be entitled to claim from Bracco in a court of competent jurisdiction all damages or other relief which would otherwise be available to EPIX at law or in equity.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         6.5 SURVIVAL. The following Sections shall survive termination of the License Agreement: Articles 4 and 5, and Sections 6.4, 6.5, 7.1, 7.4, 7.6, 7.11,
7.12 and 7.13.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 NOTICES. All notices required pursuant to this License Agreement shall be in writing, and shall be deemed to have been duly given upon the date of receipt if delivered by hand, international overnight courier, confirmed facsimile transmission for documents other than with respect to service of process, or registered or certified mail (return receipt requested, postage prepaid) to the following addresses or facsimile numbers:

                  If to EPIX:             EPIX Medical, Inc.
                                          71 Rogers Street
                                          Cambridge, MA 02142-1118
                                          Attention: Chief Executive Officer
                                          Facsimile: 617-250-6031

                  With a copy to:         Mintz, Levin, et al
                                          One Financial Center
                                          Boston, MA 02111
                                          Attention: William T. Whelan, Esq.
                                          Facsimile: 617-542-2241

                  If to Bracco:           Bracco S.p.a.
                                          Via E. Folli 50
                                          20134 Milan
                                          Attention: Group Business Development
                                          Facsimile: 011-39-02-2177-2781

                  With a copy to:         Kramer Levin Frankel & Naftalis
                                          919 Third Avenue
                                          New York, N.Y. 10022
                                          Attention: Nicholas L. Coch, Esq.
                                          Facsimile: 212- 715-8000

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section. Service of Process by confirmed facsimile transmission is not permitted.

         7.2 ASSIGNMENT. This License Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this License Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of the License Agreement, with prompt written notice to the


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

other Party of any such assignment. This License Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assignees.

         7.3 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this License Agreement for failure or delay in performing any term of this License Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), riots, strikes, lockouts or other labor disturbances, lawsuits, acts of God, or acts, omissions or delays in acting by any court, governmental authority or the other Party.

         7.4 ARBITRATION CLAUSE. In the event of a dispute between the Parties arises out of or in connection with this License Agreement, the appropriate officers or managers of the Parties shall meet within thirty (30) days after notice of such dispute in a first attempt to settle through good faith negotiations. In the event the Parties are unable to resolve such dispute, upon the mutual consent of the Parties, such dispute may be finally settled by and remanded to the exclusive jurisdiction of the American Arbitration Association and a panel of three Arbitrators, appointed one by Bracco and one by EPIX, and a third who is appointed by agreement of the first two Arbitrators or, in the absence of such agreement, by the American Arbitration Association, who shall act as President. The Party raising the dispute shall request the arbitration and shall notify the other Party at the same time of the name of its own appointed Arbitrator as provided for herein. The Party receiving such request and notice shall within 30 (thirty) days of said notice appoint their own Arbitrator as provided for herein and notify the other Party thereof. The American Arbitration Association shall also proceed with the appointment of any Arbitrator if any Party required to proceed with such an appointment shall not have done so within the aforesaid 30 (thirty) day period. The Arbitration shall be held in accordance with the Commercial Rules of the American Arbitration Association and take place in New York, NY. Notwithstanding the above, without resort to arbitration in the first instance, either Party shall have the right to bring suit against the other Party to resolve the dispute as provided in
Section 7.6 below.

         7.5 AMENDMENT AND WAIVER. This License Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         7.6 APPLICABLE LAW, JURISDICTION AND SERVICE OF PROCESS. This License Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. Any legal action or proceeding with respect to this License Agreement shall be brought in the United States District Court for Southern District of New York, if there is federal jurisdiction, or in the state courts for the State of New York, in the Borough of New York. By execution and delivery of this License Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         7.7 SEVERABILITY. In the event that any provision of this License Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the License Agreement to preserve their original intent.

         7.8 ENTIRE AGREEMENT. This License Agreement in conjunction with the S/R Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties relating to the subject matter hereof.

         7.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this License Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         7.10 EXPORTS. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. EPIX and Bracco agree not to export or reexport, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this License Agreement in violation of any applicable export control laws or governmental regulations. Bracco agrees to obtain similar covenants from their licensees, Sublicensees and contractors with respect to the subject matter of this Section 7.10.

         7.11 COUNTERPARTS. This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.12 INDEPENDENT CONTRACTORS; NEGATION OF PARTNERSHIP. The relationship of EPIX and Bracco established by this License Agreement is that of independent contractors, and nothing contained in this License Agreement shall be construed to give either Party the power to direct or control the day-to-day activities of the other, or allow one Party to create or assume an obligation on behalf of the other Party for any purpose whatsoever. This License Agreement is not intended to create a partnership between EPIX and Bracco for United States federal income tax purposes for any state or local jurisdiction in the United States, or for any country other than the United States. Therefore, there is no requirement in the United States to file Form 1065, United States Partnership Return of Income, or any similar state or local income tax return in any political subdivision, of the United States, or any similar tax document in any country other than the United States in regard to the contractual relationship described in this License Agreement.

         7.13 AMBIGUITIES. The Parties acknowledge and agree that: (i) each Party reviewed and negotiated the terms and provisions of this License Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this License Agreement; and (iii) the terms and provisions of this License Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this License Agreements.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this License Agreement as of the date first above written.

BRACCO IMAGING S.P.A.                      EPIX MEDICAL, INC.


By: /s/ Diana Bracco                       By: /s/ Michael D. Webb
    ---------------------------                ------------------------------
Title: Chairman                            Title: CEO
       ------------------------                   ---------------------------
Date: September 25, 2001                   Date: September 24, 2001
      ------------------------                   ---------------------------



Exhibits Attached:

Exhibit 1: List of Current Bracco Affiliates and Current Sublicensees
Exhibit 2: List of Patents
Exhibit 3: Calculation of Offset to Royalties Pursuant to Section 2.5(b)
Exhibit 4: Press Release
Exhibit 5: List of Countries having Issued Licensed Patents
Exhibit 6: Accountants' Letter regarding tax calculations


THE FOREGOING EXHIBITS HAVE BEEN OMITTED AND WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.





Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act.